EXHIBIT 10.14

Brightcove Inc.

Non-Employee Director Compensation Policy

The purpose of this Director Compensation Policy of Brightcove Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors, other than any such directors who were designated as representatives of General Catalyst Partners, Accel Partners and their respective affiliates prior to the Company’s initial public offering and who are currently serving in such representative capacity (the “Fund Directors”), shall be paid compensation for services provided to the Company as set forth below. The Fund Directors shall not be eligible for the cash retainers or equity retainers set forth below.

Cash Retainers

Annual Retainer for Board Membership: $25,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly.

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$10,000

Audit Committee member:	$5,000

Compensation Committee Chairperson:	$7,500

Compensation Committee member:	$3,500

Nominating and Corporate Governance Committee Chairperson:	$5,000

Nominating and Corporate Governance Committee member:	$2,000

Equity Retainers

Upon initial election to the Board: Each new non-employee director who is first elected to the Board effective as of or subsequent to the Company’s initial public offering will receive an initial equity grant of .060% stock options on a fully diluted basis to purchase shares of common stock, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of stock options made to any non-employee director who is first elected to the Board of Directors as of or subsequent to the Company’s initial public offering may not be sold while he/she remains a Board member.

On the date of the Company’s Annual Meeting of Stockholders: Each continuing non-employee member of the Board who has served as a director for at least the six months prior to the Company’s Annual Meeting of Stockholders will receive an annual equity grant of 0.030% stock options on a fully diluted basis to purchase shares of common stock, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors, including Fund Directors, in attending meetings of the Board or any Committee.